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Exhibit 10.6.7

September 22, 1992

Mr. Thomas Howley
19 Grove Street
Winchester, MA 01890

Dear Tom,

Based on your experience, background presented and the excellent impression that you have given us, Au Bon Pain Co., Inc., is pleased to offer you the position of Vice President and General Counsel. Your salary will be payable upon continued employment at the weekly rate of $1,538.46 and a car allowance of $500.00 will be paid to you monthly. We would like you to start on or before November 2, 1992 and you will report directly to Louis Kane and Ronald Shaich, Co-Chairmen.

This offer is contingent on your ability to provide employment eligibility documentation as required by law and outlined on the enclosed information. In addition, Au Bon Pain has a ninety (90) day probationary period.

As a full-time Au Bon Pain employee you will be eligible to participate in the following benefits: medical, dental, life insurance, short term disability, long term disability, an Employee Stock Purchase Plan and a 401(k) Plan. The waiting periods and premiums related to these benefits and specific information about plan content will be explained during the orientation process. Our benefit and insurance package is subject to ongoing review and modification from time to time. Vacation time is earned semiannually, based on date of hire and length of service. As a Vice President of Au Bon Pain, you will be considered for stock options valued at $200,000, at the next Board of Director's meeting. The price per share and corresponding number of shares granted depends on the value per share on your exact start date.

As discussed, you will be eligible to participate in a bonus program starting in January 1993, the details of which will be discussed at that time. The bonus calculation will be based on your performance and the profitability of the Company for fiscal year 1993.

On October 2 and 3, 1992, we will be holding an off-site Operations Committee meeting in Maine. Your attendance at this meeting would be very beneficial to you and your peers. We will plan on your attendance, accordingly a map has been enclosed. If you have questions about this or are unable to attend, please call me.

Tom, we believe that your background and experience will provide a solid foundation for success with Au Bon Pain. We are extremely enthusiastic about our future growth and expansion and anticipate that you will be an important factor in that growth.

Nothing in this offer letter is intended, or should be construed to execute a contract for a definite term. Either you or the Company are free to terminate the employment relationship at any time.

Please indicate your acceptance of this offer by signing and returning one original of this letter no later than Wednesday, October 7, 1992, after which time this offer will expire. If you have any questions about Au Bon Pain or the enclosed offer, please do not hesitate to call.

Once again, Tom, we would like to welcome you to Au Bon Pain and we look forward to your participation, energy, and contributions.

Sincerely,

/s/  Mariel Clark
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Mariel Clark
V.P. Human Resources

Enclosure (2)

I have read and accept your offer of employment as outlined above.

10/1/92                                     /s/ Thomas R. Howley
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Date                                        Thomas R. Howley